News Release	Source: ActionView International, Inc
Vancouver, BC , Canada	(OTCBB: AVWI)

ActionView Signs Advertising Billboard Contract in
Australia

Tuesday, June 21, 2005

ActionView International, Inc. (OTCBB: AVWI) and ActionView Australia Pty, Ltd. (collectively, “ActionView Group”), manufacturers and marketers of scrolling billboards, are pleased to announce a significant agreement with Open Media Management Pty, Ltd. (“Open Media”), an Australian company.

The agreement allows for Open Media to represent ActionView Group in securing contracts for the placement of its scrolling billboard signs in customer locations for a term of up to ten years. ActionView Group will receive a percentage of the revenues generated from the signs. Under the terms of the agreement and assuming that all contingencies are satisfied, Open Media has agreed to pay ActionView Group aggregate minimum revenues of $1.9 million within three years of the signs’ installation date in return for the supply of the initial 200 custom designed scrolling billboard signs called for under the contract. The agreement is subject to certain contingencies and other factors, which means the revenue projections are not certain or guaranteed.

“Our initial delivery of 30 signs is almost ready for shipment and we are in the process of pursuing additional financing necessary to manufacture the minimum remaining signs that are due under the agreement over the next two years,” commented Rick Mari, Chief Executive Officer of ActionView International, Inc. “The synergistic benefit to our companies is quite clear. ActionView has the sign technology and Open Media has the existing customer relationships necessary to develop the ActionView presence in Australia.”

In September 2004, ActionView Group entered into an agreement (the “September Agreement”) with Open Television, an Australian corporation. Under the September Agreement, Open Television was responsible for securing advertisers and providing ongoing maintenance in connection with the placement of ActionView Group’s billboards. Subsequent to the September Agreement and as a result of anticipated opportunities in Australia, Open Television formed Open Media. Open Media, via the agreement announced herein, assumes Open Television’s responsibilities from the September Agreement.

About ActionView International, Inc.

ActionView International, Inc. custom-designs, develops, and manufactures vividly illuminated motion billboards. ActionView places its signs into high traffic locations and markets advertising space on the signs. ActionView shares advertising revenue generated from the billboards with advertising agencies, the local business partner and the location owner. The benefit to advertisers is exposure in high traffic locations at reasonable costs due to the scrolling feature and multiple advertisers. For additional information about ActionView, please visit our Website at www.actionviewinternational.com or contact us at 1-888-889-0888.

On behalf of the Board of Directors of ActionView International, Inc.

Christopher Stringer,

“Chris Stringer”

President and Director

Forward-Looking Statements:

This release contains 'forward-looking statements' within the meaning of the Securities Exchange Act of 1934. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be 'forward looking-statements.' Forward-looking statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Forward-looking statements in this action may be identified through the use of words such as 'expects', 'will,' 'anticipates,' 'estimates,' 'believes,' or statements indicating certain actions 'may,' 'could,' or 'might' occur.